UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Becton, Jr., Julius W.
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Wackenhut Corporation
   WAK and WAK B
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   December, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Series B Common Stock      |      |    | |                  |   |           |156                |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Phantom Stock  (1)    |10.3125 |12/31|A   | |242.424    |A  |     |     |Series B Com|242.425|       |3,714.643   |D  |            |
                      |        |/99  |    | |           |   |     |     |mon         |       |       |            |   |            |
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Director Stock Option |13.100  |4/30/|    | |           |   |4/30/|2/29/|Series B Com|       |       |2,500       |D  |            |
                      |        |96   |    | |           |   |96   |06   |mon         |       |       |            |   |            |
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  (Right to buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stock Option |20.00   |4/30/|    | |           |   |4/30/|4/29/|Series B Com|       |       |2,000       |D  |            |
                      |        |96   |    | |           |   |96   |06   |mon         |       |       |            |   |            |
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  (Right to buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stock Option |13.875  |4/29/|    | |           |   |4/29/|4/28/|Series B Com|       |       |2,000       |D  |            |
                      |        |97   |    | |           |   |97   |07   |mon         |       |       |            |   |            |
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  (Right to buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stock Option |22.625  |4/24/|    | |           |   |4/24/|4/23/|Series B Com|       |       |2,000       |D  |            |
                      |        |98   |    | |           |   |98   |08   |mon         |       |       |            |   |            |
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  (Right to buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stock Option |17.500  |5/7/9|    | |           |   |5/7/9|5/6/0|Series B Com|       |       |2,000       |D  |            |
                      |        |9    |    | |           |   |9    |9    |mon         |       |       |            |   |            |
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  (Right to buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
NOTES:
  (1) Adjustment for stock splits or dividends made at time of payment.


SIGNATURE OF REPORTING PERSON
/s/ Julius W. Becton BY: F. E. Finizia as Attorney-in-Fact
DATE
1/4/00